PRIME RETAIL, INC.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                Nine Months Ended September 30
                                    --------------------------------------------
                                                   1998                  1997
                                             ------------            -----------
 Income before minority interests                $ 9,721               $ 11,167
 Loss on sale of real estate                      15,461                      -
 Interest incurred                                42,984                 30,155
 Amortization of capitalized interest                341                    235
 Amortization of debt issuance costs               1,193                  1,818
 Amortization of interest rate protection
      contracts                                    1,006                  1,043
 Less interest earned on interest rate
      protection contracts                           (23)                   (86)
 Less capitalized interest                        (4,511)                (3,176)
                                                  -------                ------
      Earnings                                    66,172                 41,156
                                                  -------                ------
 Interest incurred                                42,984                 30,155
 Amortization of debt issuance costs               1,193                  1,818
 Amortization of interest rate protection
      contracts                                    1,006                  1,043
 Preferred stock distributions                    17,648                  9,280
      Combined Fixed Charges and                  -------                ------
          Preferred Stock Distributions
           and dividends                          62,831                 42,296
                                                  -------                ------
 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                      $ (1,140)
                                                                      ==========
 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                   1.05  x
                                              ==========